Exhibit 99.1

Vonage Holdings Corp. Announces Definitive Agreement to Refinance Its Convertible Debt

HOLMDEL, N.J., Oct. 20, 2008 — Vonage Holdings Corp. (NYSE: VG), a leading provider of broadband telephone service, today announced it has signed the definitive agreements to refinance its convertible debt. The agreed upon financing consists of a $130.3 million senior secured first lien credit facility, a $72.0 million senior secured second lien credit facility and the sale of $18.0 million of senior secured third lien convertible notes.

The lenders under the first and second lien senior facility and the purchasers of the convertible notes will be Silver Point Finance, LLC, certain of its affiliates, other third party lenders and affiliates of Vonage.

The Company will use the net proceeds of the financing, plus cash on hand, to repurchase up to $253.5 million of its existing convertible notes in a tender offer that the Company commenced on July 30, 2008.

As a condition to the lenders’ obligation to fund, the Company must hold a stockholders meeting to obtain stockholder approval of, among other things, the potential issuance of shares of common stock upon the conversion of the Convertible Notes. The Company has already obtained binding agreements from stockholders that, in aggregate, hold sufficient votes for stockholder approval. A special meeting of stockholders is currently scheduled for November 3, 2008 at 8:00 a.m. (not 10:00 a.m., as previously announced), and the Company expects to fund the financing after the special meeting. In addition, the closing of the financing is subject to a limited number of other conditions.

“Today’s agreement represents a significant milestone in positioning Vonage for the future,” said John Rego, Chief Financial Officer. “This agreement provides the Company with the financial stability to focus on increasing profitability while continuing to provide customers with innovative, feature-rich phone service.

“We are pleased to reach definitive agreement on this refinancing at a time of unprecedented volatility in the credit markets. This agreement provides clarity to our partners and suppliers regarding the Company’s liquidity position in these challenging financial times. We are eager to focus on improving the fundamentals of the business to deliver profitable growth.”

Miller Buckfire & Co., LLC and Shearman & Sterling LLP are acting as financial and legal advisors, respectively, to the Company and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to Silver Point in connection with this transaction.

Safe Harbor Statement

This press release contains forward-looking statements regarding the Company’s proposed financing and its impact on the Company. The forward-looking statements in this report are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include the Company’s ability to consummate the financing arrangement, which include obtaining stockholder approval of the potential issuance of shares of common stock upon the conversion of the convertible notes. The consummation of the transactions and other forward-looking statements may also be impacted by the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Vonage

Vonage (NYSE: VG) is a leading provider of broadband telephone services with more than 2.6 million subscriber lines. Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available. We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate. Vonage’s service is sold on the web and through national retailers including Best Buy, Circuit City, Wal-Mart Stores Inc. and Target and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

CONTACT: investors, Leslie Arena, +1-732-203-7372, leslie.arena@vonage.com, or media, Meghan Shaw, +1-732-203-7133, meghan.shaw@vonage.com